EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE BETWEEN ARGUSS COMMUNICATIONS, INC. AND RONALD
D. PIERCE AND KENNETH R. OLSEN

                             WHEREAS, on November 30, 2001, Ronald D. Pierce (“Pierce”) and Kenneth R. Olsen (“Olsen”) instituted a consent solicitation (“Consent Solicitation”) requesting that stockholders of Arguss Communications, Inc. (“Arguss”), submit written consents to three proposals (the “Proposals”) that would, if adopted, result in, among other things, a change in the management and board of directors of Arguss;

                             WHEREAS, on December 6, 2001, Arguss commenced a lawsuit, Civil Action No. AW 01-CV-3787, against Pierce and Olsen (the “Lawsuit”) by filing a complaint in the United States District Court for the District of Maryland, alleging that Pierce and Olsen had violated sections 13(d) and 14(a) of the Exchange Act (15 U.S.C. §§ 78m(d) and 78n(a)) and related regulations in connection with the Consent Solicitation;

                             WHEREAS, on January 7, 2002, Arguss signed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Dycom Industries, Inc. (“Dycom”), will acquire all the outstanding shares of Arguss in a stock-for-stock transaction at the exchange ratio of 0.3333 shares of Dycom common stock for each outstanding share of Arguss common stock (the “Acquisition”);

                             WHEREAS, on January 7, 2002, Arguss voluntarily dismissed the Lawsuit; and

                             WHEREAS, in light of the Acquisition, the parties to this agreement wish to resolve any disputes or potential disputes between them relating to, arising out of, or otherwise in connection with the Consent Solicitation or the Acquisition pursuant to the terms hereof.

                             NOW, THEREFORE, Arguss, Pierce, and Olsen hereby agree as follows:

                             1.     Arguss shall promptly (but no later than three (3) business days from the date hereof) make a cash payment to Pierce, in immediately available funds, in the aggregate amount of $500,000 as reimbursement for expenses incurred in connection with the Consent Solicitation and in defending against the Lawsuit. Apart from this payment, Arguss, Pierce, and Olsen agree that they shall bear their own costs, expenses (including litigation expenses), and attorneys’ fees, no matter how accruing, arising from, or relating to the Consent Solicitation or the Lawsuit.

                             2.     Arguss hereby agrees that until the earlier to occur of (a) the consummation of the Acquisition, or (b) the termination of the Merger Agreement, it will not issue any of its equity securities, including securities convertible, exchangeable, or exercisable for equity securities, to any person except (i) pursuant to or in accordance with any stock option plan or other employee benefit plan in existence on the date hereof; (ii) pursuant to any other agreement or arrangement in effect on the date hereof to which Arguss or any of its subsidiaries is a party (including, without limitation, the Rights Agreement, dated as of November 7, 2001, between Arguss and Continental Stock Transfer & Trust Company, as amended, any employment agreement, or any securities convertible, exchangeable, or exercisable for equity securities of Arguss); or (iii) in connection with any arm’s-length acquisition or sale by, with, or on behalf of, Arguss or any subsidiary and a third-party not affiliated with Arguss or Dycom that is entered into or consummated on or after the date hereof.

                             3.     Arguss hereby releases and forever discharges Pierce and Olsen, as well as their director and officer nominees named in the Consent Solicitation, agents, employees, assigns, successors, representatives, and attorneys, of and from any and all charges, actions, suits, claims, damages, liabilities, equities, costs, losses, expenses, fees, interest, penalties, rights, and causes of action, known or unknown, suspected or unsuspected, in law or in equity, that Arguss ever had, now has, or may in the future have relating to, arising out of, or otherwise in connection with the Consent Solicitation.

                             4.     Pierce and Olsen hereby release and forever discharge Arguss, as well as its directors, officers, agents, employees, assigns, successors, representatives, subsidiaries, affiliates and attorneys, of and from any and all charges, actions, suits, claims, damages, liabilities, equities, costs, losses, expenses, fees, interest, penalties, rights, and causes of action, known or unknown, suspected, or unsuspected, in law or in equity, that Pierce and Olsen ever had, now have, or may in the future have relating to, arising out of, or otherwise in connection with the Consent Solicitation or the Acquisition.

                             5.     Nothing in paragraph 3 shall be construed to prevent a lawsuit involving any subsequent or renewed consent solicitation, including an action based on the same or similar factual allegations or legal theories advanced in the Lawsuit.

                             6.     Subject to paragraph 7, Pierce and Olsen hereby agree (a) to terminate immediately the Consent Solicitation; (b) not to pursue the Consent Solicitation or otherwise solicit consents from any stockholder for any of the Proposals presented by the Consent Solicitation; (c) that by signing this agreement, they hereby revoke any consent previously delivered to Arguss by them to the Proposals; (d) that, apart from the consents that they have already delivered to Arguss, they will not deliver to Arguss consents from any stockholder, including themselves, in connection with the Consent Solicitation; (e) that they will not commence any other consent or proxy solicitation or seek any other kind of stockholder vote seeking to change the management or board of directors of Arguss; and (f) that they will not commence any litigation, institute any consent or proxy solicitation, or otherwise seek to enjoin, block, or oppose the Acquisition.

                             7.     The obligations set forth in paragraph 6 shall remain in effect unless (a) the Merger Agreement has been terminated; (b) the Acquisition has been abandoned; (c) there has been a change in the Merger Agreement’s exchange ratio adverse to the stockholders of Arguss or any other change in the terms of the Merger Agreement that would materially and adversely affect the consideration payable to stockholders of Arguss; or (d) shares of Arguss common stock tendered by Pierce and Olsen in the tender offer contemplated by the Merger Agreement have not been accepted by Dycom by July 31, 2002.

                             8.     Pierce and Olsen further agree to issue a press release, as set forth in Exhibit A attached hereto, announcing the termination of the Consent Solicitation, the revocation of their consents, and their support for the Acquisition.

                             9.     The parties agree that any breach of this agreement by Pierce or Olsen would result in substantial and irreparable harm to Arguss, its current officers, and its current directors. Arguss, its current officers, or its current directors shall be entitled to file a lawsuit in any court with jurisdiction over the matter to seek money damages for any breach of this agreement, to seek an injunction to enjoin Pierce or Olsen from violating this agreement, and to seek a declaration that any stockholder action approving the Proposals is null and void.

                             10.     The parties agree that any breach of this agreement by Arguss would result in substantial and irreparable harm to Pierce and Olsen. Pierce and Olsen shall be entitled to file a lawsuit in any court with jurisdiction over the matter to seek money damages for any breach of this agreement and to seek an injunction to enjoin Arguss from violating this agreement.

                             11.     The parties hereby submit to the jurisdiction of the state or federal courts sitting in Maryland for any lawsuit arising out of or relating to this agreement.

                             12.     In any dispute arising under this agreement, the prevailing party shall be entitled to recover from the other party or parties its costs and expenses, including reasonable attorneys’ fees incurred in connection with such dispute.

                             13.     This agreement may not be altered, amended, modified, or otherwise changed in any respect or particular whatsoever, except in a writing duly executed by the parties to this agreement.

                             14.     This agreement is the entire agreement between the parties, and supersedes all prior or contemporaneous, oral or written agreements or discussions regarding this matter, and no party has relied upon any other communication whatsoever in entering into this agreement.

                             15.     This agreement shall be construed in accordance with Delaware law exclusive of its choice of law rules.

                             16.     This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

DATED: January 11, 2002	/s/ Ronald D. Pierce
Ronald D. Pierce

/s/ Kenneth R. Olsen
Kenneth R. Olsen

Arguss Communications, Inc.

DATED: January 12, 2002	By: /s/ Rainer H. Bosselmann
Rainer H. Bosselmann Chief Executive Officer and President

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